UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Airgas, Inc.

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Jay Worley	Joele Frank / Dan Katcher / James Golden	Barry Strzelec
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(610) 902-6206	(212) 355-4449	(610) 902-6256

For release: Immediately

AIRGAS BOARD OF DIRECTORS UNANIMOUSLY REJECTS

REVISED UNSOLICITED TENDER OFFER FROM AIR PRODUCTS

Revised Offer Continues to Grossly Undervalue Airgas

Board Unanimously Recommends Stockholders Not Tender Shares

into Air Products’ Revised Offer

Urges Stockholders to Vote “FOR” Airgas’ Three Incumbent Directors and

“AGAINST” Air Products’ By-Law Amendment Proposals

at Airgas’ 2010 Annual Meeting

RADNOR, PA – September 8, 2010 – Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors, after careful consideration with its independent financial and legal advisors, unanimously rejected the revised unsolicited tender offer from Air Products & Chemicals, Inc. (NYSE: APD) to acquire all outstanding common shares of Airgas at a price of $65.50 per share in cash. The Board unanimously recommends that Airgas stockholders not tender their shares into Air Products’ revised offer. The Board also urges stockholders to vote FOR Airgas’ three experienced and highly qualified directors and AGAINST Air Products’ By-Law amendment proposals at Airgas’ Annual Meeting of Stockholders on September 15, 2010.

Airgas Chairman and Chief Executive Officer Peter McCausland said, “The Airgas Board of Directors is unanimous in its belief that Air Products’ revised offer, which represents only a $2.00 per share increase over its previous offer, continues to grossly undervalue Airgas. We believe that this slight increase in Air Products’ offer price does not adequately compensate Airgas stockholders for the Company’s inherent value, excellent prospects and impressive economic performance since Air Products first announced its offer. The Board is unanimous in its belief that $65.50 per share is not an appropriate value or a sensible starting point for negotiations to achieve such a value.”

Mr. McCausland concluded, “We believe that Air Products’ threat to withdraw its offer if Airgas stockholders do not elect its nominees and approve its By-Law proposals is just another coercive tactic designed to facilitate the acquisition of Airgas at the lowest possible price. If Air Products follows through on its threat, Airgas intends, through repurchases or other transactions, to assist its stockholders who desire to sell their shares in the near term.”

The basis for the Board’s recommendation with respect to the Air Products tender offer is set forth in more detail in Airgas’ Schedule 14D-9 amendment, which will be filed today with the Securities and Exchange Commission (“SEC”).

In connection with the filing of its Schedule 14D-9 amendment, Airgas today sent the following letter to all Airgas stockholders:

Dear Airgas Stockholder:

The Airgas Board of Directors has unanimously rejected the revised Air Products offer to purchase Airgas common stock at $65.50 per share in cash. In our Board’s judgment, the new Air Products offer – which represented only a $2.00 per share price increase and was below the Airgas closing stock price on the last trading day before the announcement of the revised offer – is grossly inadequate and does not represent an appropriate value for your Airgas shares. We believe this offer is yet another opportunistic attempt to cut off the Airgas stockholders’ ability to benefit as the domestic economy continues its recovery. We urge you NOT to tender your shares into the revised Air Products tender offer.

$65.50 per share – a mere 3% increase – is not an appropriate price. We believe that this slight increase in Air Products’ offer price does not compensate Airgas stockholders for the Company’s scarcity and synergy value, our extraordinary history of providing superior returns for our stockholders, our impressive economic performance since the first Air Products offer and our excellent prospects. Our record of past and current accomplishments, and our record of emerging strongly from prior recessions, support our belief in the achievability of our growth prospects. Our SAP implementation, the costs of which were effectively paid for by Airgas stockholders and which have been included in our earnings per share estimate of $4.20+ for calendar 2012, also creates significant stockholder value.

Further, acquiring Airgas would create enormous financial benefits for Air Products. Based on Air Products’ own statement, at $65.50 per share, the acquisition is expected to be immediately accretive to Air Products’ earnings per share on both a GAAP and cash basis, excluding one-time costs. As described in the attached Schedule 14D-9, we believe the synergy benefits of $250 million that Air Products has announced would be worth over $20 per Airgas share.

In addition, we believe that the $5.50 per share increase of the latest Air Products offer as compared to its February offer – a 9.2% increase over the initial $60 per share price – should be viewed in the context of developments in the industrial gas industry in the seven months since Air Products announced the initial offer. Since that time, the average percentage share price appreciation of the three major industrial gas companies, excluding Air Products and Airgas, was approximately 18.3%. Similarly, since the date of the initial offer, the relevant sector trading multiples have substantially expanded. Indeed, as shown in the attached Schedule 14D-9, the latest interim results of industrial gas companies all demonstrate strong performance. We believe this reflects an industry-wide trend and underscores the inadequacy of the Air Products offer.

For these reasons, as well as the others described in the attached Schedule 14D-9, our Board believes strongly that the Air Products offer should be rejected.

Share repurchases and other transactions. Air Products’ most recent tactic to deprive our stockholders of value – its threat to terminate its efforts to buy Airgas if Airgas stockholders do not elect all of its nominees and approve all of its By-Law proposals at our upcoming Annual Meeting – is consistent with Air Products’ approach throughout the past 10 months. These tactics have included the low-ball pricing of its offers for Airgas; the public relations effort to justify that pricing and to “talk down” Airgas’ performance and its prospects; the constant attacks impugning the Airgas Board and its response to the inadequate offers from Air Products; and the effort, through its proxy solicitation, to cut off Airgas stockholders’ ability to benefit from Airgas’ very strong performance. Instead of offering an appropriate value, Air Products has offered a small price increase, coupled with what it hopes will be regarded as a large threat.

We believe that the strategic importance of Airgas to Air Products and the financial attractiveness of the transaction to Air Products make it unlikely that Air Products will terminate its offer if each of its conditions is not met. Accordingly, we urge Airgas stockholders not to be swayed by Air Product’s cynical and coercive tactics. However, as we describe in the attached Schedule 14D-9, if Air Products does carry out its threat to terminate its efforts to acquire Airgas, Airgas intends, through repurchases or other transactions, to assist its stockholders who desire to sell their shares in the near term.

Our Board has committed to call a June 2011 Special Meeting. Our Board believes that Air Products is seeking, through its three nominees to the Airgas Board of Directors and its By-Law proposals – in particular its January Meeting Proposal – to divert from our stockholders to Air Products the value Airgas stockholders would realize if Airgas continues on its current course. Airgas and its directors have already made a binding commitment to call a Special Meeting of Stockholders on June 21, 2011, if Air Products’ January Meeting Proposal does not receive support from a majority of the votes represented and entitled to vote at the September 2010 Annual

Meeting. This Special Meeting would give stockholders the ability to vote for a number of individuals so that, if a plurality of Airgas stockholders vote for these nominees, these nominees, together with any Air Products nominees elected at the September 2010 Annual Meeting, would constitute a majority of the Airgas Board. In short, by means of the June Special Meeting, we are seeking to satisfy our stockholders’ and our Board’s desire that the Board be held accountable for the Company’s performance and its response to the Air Products offers.

Our additional commitment to explore alternatives to enhance stockholder value. We believe that the ability to add two additional quarters of performance to the Company’s record will significantly enhance our value as the Board responds to Air Products and proactively explores ways to enhance stockholder value. As a result, Airgas and its directors now make an additional commitment to our stockholders: if the January Meeting Proposal does not receive support from a majority of the votes represented and entitled to vote at the September 2010 Annual Meeting, prior to the June 2011 Special Meeting, our Board will explore all available alternatives to the grossly inadequate Air Products offer in order to enhance stockholder value.

In this regard, the Airgas Board has made clear on numerous occasions its willingness to engage in negotiations that it believed would result in an appropriate value for Airgas stockholders. We would be willing to commence negotiations with Air Products or any other party if we believed an appropriate value would result. However, the latest Air Products offer of $65.50 per share is not an appropriate value or a sensible starting point for negotiations to achieve such a value.

Consider who is best aligned with your interests. As you evaluate Air Products’ actions and its tender offer, we ask you to remember that it is in Air Products’ economic interest to acquire your company at the cheapest possible price. In contrast, the members of the Airgas Board of Directors are fellow Airgas stockholders who, in addition to having fiduciary duties to you as directors, have substantial investments in Airgas. The current Airgas directors, including our Chairman and Chief Executive Officer, Peter McCausland, own a total of approximately 11% of the Airgas shares (including options). We believe this stake firmly links the Board’s economic interests with those of our stockholders.

We appreciate your continued support.

On behalf of the Board of Directors,

Peter McCausland

Chairman and Chief Executive Officer

The Important Annual Meeting is Just One Week Away—

We Encourage You to Vote Promptly—by Telephone or by Internet.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED Stockholders Call Toll-Free: (877) 687-1875 Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT We urge you NOT to sign any Gold proxy card sent to you by Air Products.

The Company’s amended 14D-9 filing is available on the SEC’s website, www.sec.gov. In addition, the amended 14D-9 filing, this press release and other materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

BofA Merrill Lynch and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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IMPORTANT INFORMATION

In connection with its 2010 Annual Meeting of Stockholders, Airgas, Inc. has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF AIRGAS ARE URGED TO READ THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the tender offer proposed by Air Products and Chemicals, Inc. referred to in this communication, Airgas has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended. STOCKHOLDERS OF AIRGAS ARE ADVISED TO READ AIRGAS’ SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Air Products. Investors and stockholders will be able to obtain free copies of Airgas’ definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by Airgas in connection with the 2010 Annual Meeting and/or the tender offer by Air Products, and other documents filed with the SEC by Airgas at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents are also available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm. Airgas and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2010 Annual Meeting. Detailed information regarding the names, affiliations and interests of Airgas’ directors and executive officers is available in the definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 23, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

FORWARD-LOOKING STATEMENTS

This presentation contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.